Exhibit 99.1

MAIA Biotechnology Announces Late-Breaking Abstract of THIO-101 Updates Selected for Oral and Poster Presentation at the Society for Immunotherapy of Cancer (SITC) 39th Annual Meeting

●	Late breaking abstract to provide new updates from THIO-101 Phase 2 clinical trial in non-small cell lung cancer (NSCLC)
●	Poster to highlight long-term therapeutic benefits of THIO sequenced with cemiplimab beyond treatment cessation

CHICAGO – November 05, 2024 - MAIA Biotechnology, Inc., (NYSE American: MAIA) (“MAIA”, the “Company”), a clinical-stage biopharmaceutical company developing targeted immunotherapies for cancer, today announced that a late-breaking abstract (LBA) detailing new updates from its Phase 2 THIO-101 clinical trial was selected for oral and poster presentation at the 2024 Annual Meeting of the Society for Immunotherapy of Cancer (SITC), being held November 6-10, 2024, in Houston, Texas. The updates will include new data on efficacy and safety from its clinical trial evaluating THIO sequenced with Regeneron’s immune checkpoint inhibitor (CPI) cemiplimab (Libtayo®) in patients with advanced non-small cell lung cancer (NSCLC) who have failed two or more standard-of-care therapy regimens.

“We are honored to have our THIO-101 data recognized by SITC in a late-breaking abstract, a category reserved for research that has the potential to change medical practices. We believe that our latest data is compelling and further supports the ability of THIO to produce cancer cell specific immune memory and to remain active against cancer cells after extended periods of time,” said Vlad Vitoc, M.D., Chairman and CEO of MAIA. “Our findings to date are particularly significant for advanced-stage patients resistant to CPI and chemotherapy treatments who are in desperate need of new treatment options. In our opinion, the combination of THIO with a CPI is showing promise as a durable and effective NSCLC treatment.”

Presentation details:

Title:	Telomere-Targeting Agent THIO in Sequential Combination with Cemiplimab Demonstrates Long Term Therapeutic Benefits Beyond Treatment Cessation — A Phase 2 Trial in Advanced Immune Checkpoint Inhibitor Resistant Non-Small Cell Lung Cancer Patients
Abstract number:	1492
Session:	Late Breaking Abstract Session 1
Date:	Friday, November 8, 2024
Time:	11:45 a.m.-12:15 p.m. CDT
MAIA Presenter:	Victor Zaporojan, M.D., Sr. Medical Director
Poster access:	MAIA’s poster will be available at maiabiotech.com/publications on November 8, 2024

According to SITC, a late-breaking abstract (LBA) submission is solely for abstracts with late-breaking data from interventional clinical trials in humans. The reference does not refer to abstracts that are submitted “late,” as in after submission deadlines.

As of August 1, 2024, 16 patients in the THIO-101 trial had survival follow-up surpassing 12 months, including 9 in third line treatment (3L). Interim median survival follow-up in 3L was 10.6 months. THIO’s substantial survival benefit in third line NSCLC surpasses current standard-of-care overall survival of 5.8 months.1

About THIO

THIO (6-thio-dG or 6-thio-2’-deoxyguanosine) is a first-in-class investigational telomere-targeting agent currently in clinical development to evaluate its activity in Non-Small Cell Lung Cancer (NSCLC). Telomeres, along with the enzyme telomerase, play a fundamental role in the survival of cancer cells and their resistance to current therapies. The modified nucleotide 6-thio-2’-deoxyguanosine (THIO) induces telomerase-dependent telomeric DNA modification, DNA damage responses, and selective cancer cell death. THIO-damaged telomeric fragments accumulate in cytosolic micronuclei and activates both innate (cGAS/STING) and adaptive (T-cell) immune responses. The sequential treatment with THIO followed by PD-(L)1 inhibitors resulted in profound and persistent tumor regression in advanced, in vivo cancer models by induction of cancer type–specific immune memory. THIO is presently developed as a second or later line of treatment for NSCLC for patients that have progressed beyond the standard-of-care regimen of existing checkpoint inhibitors.

About THIO-101, a Phase 2 Clinical Trial

THIO-101 is a multicenter, open-label, dose finding Phase 2 clinical trial. It is the first trial designed to evaluate THIO’s anti-tumor activity when followed by PD-(L)1 inhibition. The trial is testing the hypothesis that low doses of THIO administered prior to Regeneron’s PD-1 inhibitor cemiplimab (Libtayo®) will enhance and prolong immune response in patients with advanced NSCLC who previously did not respond or developed resistance and progressed after first-line treatment regimen containing another checkpoint inhibitor. The trial design has two primary objectives: (1) to evaluate the safety and tolerability of THIO administered as an anticancer compound and a priming immune activator (2) to assess the clinical efficacy of THIO using Overall Response Rate (ORR) as the primary clinical endpoint. Treatment with THIO followed by cemiplimab (Libtayo®) has been generally well-tolerated to date in a heavily pre-treated population. For more information on this Phase II trial, please visit ClinicalTrials.gov using the identifier NCT05208944.

About MAIA Biotechnology, Inc.

MAIA is a targeted therapy, immuno-oncology company focused on the development and commercialization of potential first-in-class drugs with novel mechanisms of action that are intended to meaningfully improve and extend the lives of people with cancer. Our lead program is THIO, a potential first-in-class cancer telomere targeting agent in clinical development for the treatment of NSCLC patients with telomerase-positive cancer cells. For more information, please visit www.maiabiotech.com.

1 Girard N, et al. J Thorac Onc 2009;12:1544-1549.

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